Exhibit T3F.1

CROSS-REFERENCE TABLE

TIA Section	Indenture Section

Section 310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.8; 7.10; 11.2
(c)	N.A.
Section 311(a)	7.11
(b)	7.11
(c)	N.A.
Section 312(a)	2.5
(b)	11.3
(c)	11.3
Section 313(a)	7.6
(b)(1)	7.6
(b)(2)	7.6
(c)	7.6; 11.2(b)
(d)	7.6
Section 314(a)	4.6; 4.7; 13.2
(b)	N.A.
(c)(1)	11.4
(c)(2)	11.4
(c)(3)	11.4
(d)	N.A.
(e)	11.5
(f)	N.A.
Section 315(a)	7.1(b)
(b)	7.5; 11.2
(c)	7.1(a)
(d)	7.1(c)
(e)	6.11
Section 316(a)(last sentence)	2.9
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	N.A.
(b)	6.7
(c)	9.4
Section 317(a)(1)	6.8
(a)(2)	6.9
(b)	2.4
Section 318(a)	2.9; 11.1
(c)	2.9; 11.1

N.A. means Not Applicable.

NOTE:  This Cross-Reference Table shall not, for any purpose, be deemed to be a part of the Indenture.